SCHEDULE 1
                                 LIST OF ASSETS


1. All right, title and interest of the Partnership in and to all loans receivable, accounts receivable, security deposits, rights of action, loan documents and collateral with respect to the aforementioned loans receivable.

2.    All proceeds from the sale of loans receivable, if any.

3.    All Bank accounts maintained by the Partnership.

4.    All furniture, fixtures and equipment owned or leased by the Partnership.

5.    All trademarks, trade names, copyrights, licenses etc.

6. All rights and benefits under existing employment contracts, consulting agreements, broker agreements, service agreements and leases.


                                   SCHEDULE 2
                               LIST OF LIABILITIES

1. All liabilities and obligations of the Partnership to the United States Small Business Administration arising any agreements with the United States Small Business Administration or otherwise incurred.

2.    All obligations of the Partnership to Sterling National Bank.

3. All obligations of the Partnership pursuant to any employment contracts, consulting agreements, brokerage agreements, service contracts or leases.

4.    All accounts payable of the Partnership.